Exhibit 99

Marriott International, Inc. Corporate Headquarters	Communications Marriott Drive Washington, D.C. 20058 (301) 380-7770

NEWS

CONTACT:	Tom Marder
Marriott International
(301) 380-2553
thomas.marder@marriott.com

John Wolf
(301) 380-5718
john.wolf@marriott.com

MARRIOTT INTERNATIONAL TO TAKE OVER MANAGEMENT OF U.K. HOTELS AND FORM JOINT VENTURE WITH WHITBREAD TO SELL 46 HOTELS IN THE U.K.

WASHINGTON, D.C., March 14, 2005 – Marriott International, Inc. (NYSE: MAR) announced today that it has signed an agreement with Whitbread PLC to establish a 50/50 joint venture to acquire Whitbread’s portfolio of 46 franchised Marriott and Renaissance hotels of over 8,000 rooms, and for Marriott to take over management of the entire portfolio of hotels upon the transfer of the hotels to the new joint venture. The joint venture expects to sell properties to investors over the next two years subject to long-term Marriott International management agreements. The agreements are subject to Whitbread shareholder approval and other conditions. Closing is expected to occur in May 2005.

Edwin D. Fuller, president and managing director of Marriott Lodging – International, said, “We are pleased to announce this agreement today, and want to acknowledge the strong relationship our two companies have enjoyed over the years. We look forward to operating the best portfolio of full service hotels in the U.K. with a highly valued and effective team of dedicated associates, and to new opportunities for growth of our management business in Britain and across Europe.”

Marriott will contribute to the joint venture £90 million in the second quarter of 2005 for a 50 percent stake in the joint venture. Whitbread will contribute its interest in the 46 hotels, the joint venture will place approximately £660 million of debt on the property, and Whitbread will receive £710 million and the other 50 percent stake in the venture. As the joint venture sells the hotels, Marriott’s interest in the joint venture will be repaid.

Marriott estimates that the after-tax earnings per share impact of the joint venture and related transactions will be modestly accretive in 2005 and in 2006.

Exhibit 99

Note: This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws, including the expected closing date for the transaction, its impact on earnings, and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including approval by Whitbread’s shareholders; the pace and extent of the current recovery in both the economy and the lodging industry; and competitive conditions in the lodging industry; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with over 2,600 lodging properties in the United States and 65 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and has approximately 133,000 employees. In fiscal year 2004, Marriott International reported sales from continuing operations of $10 billion. For more information or reservations, please visit our web site at www.marriott.com.

Exhibit 99